                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           K-Tron International, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:


    2)  Aggregate number of securities to which transaction applies:


    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



    4)  Proposed maximum aggregate value of transaction:


    5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


     2)  Form, Schedule or Registration Statement No.:


     3)  Filing Party:


     4)  Dated Filed:

                           K-TRON INTERNATIONAL, INC.
                                Routes 55 and 553
                                  P.O. Box 888
                          Pitman, New Jersey 08071-0888



                           --------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1999
                           --------------------------


To Our Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") will be held on May 7, 1999 at 10:00 a.m., local time, at the Company's principal executive offices at Routes 55 and 553, Pitman, New Jersey for the following purposes:

         (1) To elect one director to Class II of the Board of Directors to serve for a four-year term and until the election and qualification of his successor; and

         (2) To transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on March 12, 1999 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The transfer books will not be closed.

                                             By Order of the Board of Directors,


                                             Mary E. Vaccara
                                             Secretary

March 26, 1999


         YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     [LOGO]








                                 ---------------
                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1999
                                 ---------------


         This Proxy Statement is being furnished to the shareholders of K-Tron International, Inc. (the "Company") in connection with the Annual Meeting of Shareholders of the Company to be held on May 7, 1999 and any postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about March 26, 1999.

         Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company by mail, telephone, telefax, personal interviews and other methods of communication.

         The Annual Report to Shareholders for the fiscal year ended January 2, 1999, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to shareholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.


                              VOTING AT THE MEETING

RECORD DATE; VOTE REQUIRED; PROXIES

         Only shareholders of record at the close of business on March 12, 1999 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had outstanding 2,945,605 shares of Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

         The shares of Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides space for a shareholder to vote for the nominee, or to withhold authority to vote for the nominee, for the Board of Directors. The nominee for election as a director is to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Company's Restated Certificate of Incorporation or

By-Laws. For determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions will have no effect on the vote. Similarly, where brokers submit proxies but are prohibited and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters (commonly referred to as "broker non-votes"), those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote.

         If a signed Proxy Card is returned and the shareholder has given no direction with respect to a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board of Directors or its Executive Committee. Execution and return of the enclosed Proxy Card will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving notice of revocation to the Secretary of the Company at any time before the proxy is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of February 28, 1999 (or as of such other date as may be noted below) with respect to shares of Common Stock of the Company beneficially owned by each person believed by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each incumbent director and nominee for director of the Company, by each executive officer of the Company who was serving as such on January 2, 1999 and by all current directors and executive officers of the Company as a group. Except as indicated below, the Company understands that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the shareholder, incumbent director, nominee for director or executive officer on or within 60 days after February 28, 1999. In the case of each incumbent director, nominee for director and executive officer, the information below has been provided by such person at the request of the Company.

                                                                                                     Percent of
                                                                             Number of Shares       Common Stock
Name of Individual or Identity of Group                                       of Common Stock       Outstanding
---------------------------------------                                      ----------------       ------------
David L. Babson & Company, Incorporated(1).........................                  340,600         11.6
T. Rowe Price Associates, Inc.(2)..................................                  250,000          8.5
Goldman Sachs Asset Management(3)..................................                  236,700          8.0
Paradigm Capital Management, Inc. (4)..............................                  210,400          7.1
Dimensional Fund Advisors Inc.(5)..................................                  152,000          5.2
Edward B. Cloues, II(6)............................................                  134,286          4.5
Leo C. Beebe(6)(7).................................................                   61,385          2.1
Robert L. Weinberg(6)(8)...........................................                   28,093            *
Dr. Hans-Jurg Schurmann(6).........................................                   22,000            *
Johannes Wirth(6)..................................................                   17,400            *
Richard J. Pinola(6)...............................................                   17,114            *
Kevin C. Bowen(6)..................................................                   17,003            *
Jean Head Sisco(6).................................................                   13,801            *
Lukas Guenthardt(6)................................................                   12,241            *
Norman Cohen(6)....................................................                    8,219            *
Robert A. Engel....................................................                        0            *
All current directors and executive officers
  as a group (10 persons)(9).......................................                  331,542         10.8

------------------
*    Less than 1%.

(1) As reflected in Schedule 13G/A dated January 21, 1999. According to David L. Babson & Company, Incorporated ("Babson"), it (i) is an investment adviser and (ii) has sole voting and dispositive power over all such shares. The principal address of Babson is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

(2) As reflected in Amendment No. 6 to Schedule 13G dated February 12, 1999. According to T. Rowe Price Associates, Inc. ("Price Associates"), these shares are all owned by T. Rowe Price Small Cap Value Fund, Inc., a registered investment company, for which Price Associates, a registered investment adviser under the Investment Advisers Act of 1940, serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(3) As reflected in Schedule 13G dated February 14, 1999 filed on behalf of Goldman Sachs & Co., a registered investment adviser and The Goldman Sachs Group, L.P., a parent holding company (collectively, "Goldman"). Goldman disclaims beneficial ownership of all such shares. The principal address of Goldman is 85 Broad Street, New York, New York 10004.

(4) As reflected in Amendment No. 2 to Schedule 13G dated February 9, 1999. According to Paradigm Capital Management, Inc. ("Paradigm"), it (i) is a registered investment adviser and (ii) has sole dispositive power over all such shares. The principal address of Paradigm is Nine Elk Street, Albany, New York 12207.

(5) As reflected in an amendment to Schedule 13G dated February 11, 1999. According to Dimensional Fund Advisors Inc. ("Dimensional"), it (i) is a registered investment adviser under the Investment Advisers Act of 1940 and (ii) these shares are owned by four investment companies, each a registered investment company, and certain other investment vehicles, as to all of which Dimensional serves as investment adviser and investment manager. Dimensional disclaims beneficial ownership of all such shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6) Includes with respect to Mr. Cloues 64,286 shares, Mr. Beebe 1,000 shares, Mr. Weinberg 15,666 shares, Dr. Schurmann 11,000 shares, Mr. Wirth 1,000 shares, Mr. Pinola 11,000 shares, Mr. Bowen 12,416 shares, Mrs. Sisco 9,900 shares, Mr. Guenthardt 9,166 shares and Mr. Cohen 1,000 shares, all of which shares are subject to presently exercisable installments of options.

(7) With respect to all such shares, Mr. Beebe shares investment and voting power with his wife.

(8) Includes 2,000 shares owned by Mr. Weinberg's wife as to which Mr. Weinberg disclaims beneficial ownership, and 5,730 shares as to which Mr. Weinberg shares investment and voting power with his wife.

(9) Includes 136,434 shares subject to presently exercisable installments of options.


                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

         The Board of Directors currently consists of seven directors and is classified with respect to terms of office into four classes. The Class II director elected at the Annual Meeting will serve until the 2003 annual meeting of shareholders and until such director's successor has been elected and qualified, except in the event of such director's earlier death, resignation or removal. The terms of office of the Class I, Class III and Class IV directors will expire at the annual meetings to be held in 2002, 2000 and 2001, respectively, upon the election and qualification of their successors.

         The Board of Directors, acting on the recommendation of its Nominating Committee, has nominated Mr. Robert A. Engel for election as the Class II director. Mr. Engel is not currently a director, and the Class II director whose term will expire at the Annual Meeting is Mr. Johannes Wirth.

         The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Mr. Robert A. Engel as the Class II director. In the event that the nominee should become unable to accept nomination or election (a circumstance which the Board of Directors does not expect), the proxy agents intend to vote for any alternate nominee designated by the Board of Directors or its Executive Committee or, in the discretion of the Board or its Executive Committee, the position may be left vacant.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE CLASS II NOMINEE.

         Set forth below is certain information with respect to the nominee for director and each other person currently serving as a director of the Company whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each incumbent director and the nominee for director at the request of the Company.

         Class I--Directors with Terms Continuing until 2002

         DR. HANS-JURG SCHURMANN. Dr. Schurmann has been a director since November 1993 and was most recently reelected at the 1998 annual meeting of shareholders. He is a senior partner in the law firm of Schurmann and Partner in Zurich, Switzerland, which represents the Company and its subsidiaries in Switzerland, and he has been a partner in that firm and its predecessor firm since 1979. Dr. Schurmann serves on the boards of numerous Swiss companies, including Instinet AG, Bellaplast Holding AG and Discorack-NCO AG. Dr. Schurmann is 54 years of age.

         JEAN HEAD SISCO. Mrs. Sisco has been a director since September 1993 and was most recently reelected at the 1998 annual meeting of shareholders. Since 1979, she has been a partner in Sisco Associates, a management consulting firm based in Washington, D.C. which specializes in international risk and trade analysis. Mrs. Sisco serves as a director of Textron, Inc., Newmont Mining Corp., Newmont Gold Corp., Chiquita Brands International, The Neiman-Marcus Group, American Funds Tax-Exempt Series I and Socrates Technologies. She is Chairman of the Center for Board Leadership and was the first woman director of the Metropolitan Washington Board of Trade. Mrs. Sisco is 73 years of age.

         Class II--Nominee for Term Continuing until 2003

         ROBERT A. ENGEL. Since 1995, Mr. Engel has been the Managing Director-Head of Mergers and Acquisitions of Gleacher NatWest Inc., a financial advisory and investment banking firm. From 1990 to 1995, Mr. Engel was a Director of Gleacher & Co., Inc., an investment banking firm specializing in mergers and acquisitions, and he became a Managing Director of that firm in 1995. From 1986 to 1990, he worked in various capacities at the investment banking firms of C.
J. Lawrence, Morgan Grenfell, Inc. and Morgan Grenfell & Co. Ltd. Mr. Engel is 35 years of age.

         Class III--Directors with Terms Continuing until 2000

         NORMAN COHEN. Mr. Cohen has been a director since 1974 and was most recently reelected at the 1996 annual meeting of shareholders. Since 1993, he has been Chairman and Chief Executive Officer of Creative Contracting Associates, Inc., a clothing manufacturer. Mr. Cohen is 72 years of age.

         RICHARD J. PINOLA. Mr. Pinola has been a director since January 1994 and was most recently reelected at the 1996 annual meeting of shareholders. Since January 1994, he has served as Chairman and Chief Executive Officer of Right Management Consultants, Inc., a publicly-held human resource consulting and career management firm, and from June 1992 through December 1993 he was President and Chief Executive Officer of that company. Prior to joining Right Management Consultants, Inc., Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company from March 1988 through September 1991 and a consultant from September 1991 until June 1992. He serves as a director of Right Management Consultants, Inc. Mr. Pinola is 53 years of age.

         Class IV--Directors with Terms Continuing until 2001

         LEO C. BEEBE. Mr. Beebe has been a director since June 1976 and was most recently reelected at the 1997 annual meeting of shareholders. From July 1985 until August 1992 and again from June 1995 until he retired in January 1998, Mr. Beebe was the Chief Executive Officer of the Company, and from January 1985 until January 1998, he served as the Chairman of the Board of Directors of the Company. Mr. Beebe was Dean of the School of Business Administration of Glassboro State College, Glassboro, New Jersey from July 1977 to July 1985 and a professor of marketing at Glassboro State College from 1972 to July 1985. Prior to that time, he served at Ford Motor Company for 27 years in various capacities in the United States and foreign countries, including as General Marketing Manager of Ford's Lincoln-Mercury Division, Vice President of Marketing and Planning and a director of Ford Motor Company of Canada, and Executive Vice President and General Manager of the Consumer Products Division and a director of Philco Ford Corporation. Mr. Beebe is 81 years of age.

         EDWARD B. CLOUES, II. Mr. Cloues has been a director since July 1985 and was most recently reelected at the 1997 annual meeting of shareholders. He became Chairman of the Board of Directors and Chief Executive Officer of the Company on January 5, 1998. From May 1985 until May 1998, Mr. Cloues served as Secretary of the Company. Prior to joining the Company, Mr. Cloues was a senior partner in the law firm of Morgan, Lewis & Bockius LLP, which is the Company's general counsel. He is also a director and non-executive Chairman of the Board of AMREP Corporation and a director of AmeriQuest Technologies, Inc. Mr. Cloues is 51 years of age.

COMMITTEES AND MEETINGS

         The Board of Directors has an Executive Committee, an Audit and Finance Committee, a Compensation and Human Resources Committee and a Nominating Committee. The members of the Compensation and Human Resources Committee also constitute the members of the two committees which administer the Company's employee stock option plans (collectively, the "Stock Option Committee"). During fiscal year 1998, the Board of Directors held six meetings (including one by telephone conference), the Executive Committee did not meet, the Audit and Finance Committee held two meetings, the Compensation and Human Resources Committee held four meetings (including two by telephone conference), the Nominating Committee held one meeting and the Stock Option Committee did not meet separately from the Compensation and Human Resources Committee. Each director attended at least 75% of the aggregate of the fiscal year 1998 meetings of the Board of Directors and of the Board committee or committees on which he or she served during the year.

         The Executive Committee is empowered to exercise all powers of the Board of Directors, except action on dividends and certain other matters which cannot by law be delegated by the Board, during the periods between regular Board meetings. The Audit and Finance Committee is responsible for recommending to the Board the firm to be employed by the Company as its independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of the Company and reviewing budgets, cash and debt management and financial matters generally. The Compensation and Human Resources Committee recommends to the Board the compensation of the Company's chief executive officer, reviews and takes action on the chief executive officer's recommendations regarding the appropriate compensation of the Company's other officers and key personnel, approves the granting of any bonuses to officers, reviews other compensation and personnel development matters generally and recommends to the Board the compensation of non-employee directors. The Nominating Committee's duties are to evaluate Board performance, recommend to the Board nominees for election as directors and recommend to the Board the membership of all

Board committees. The Stock Option Committee is responsible for administering the Company's 1996 Equity Compensation Plan and another stock option plan which has expired (but under which there remain outstanding stock options).

         The current members of the Executive Committee are Messrs. Cloues (Chairman), Beebe and Cohen; of the Audit and Finance Committee, Messrs. Pinola (Chairman) and Wirth, Dr. Schurmann and Mrs. Sisco; of the Compensation and Human Resources Committee, Messrs. Cohen (Chairman) and Pinola and Mrs. Sisco; of the Nominating Committee, Messrs. Beebe (Chairman) and Cloues; and of the Stock Option Committee, Messrs. Cohen and Pinola and Mrs. Sisco.

STANDARD COMPENSATION ARRANGEMENTS

         Directors who are not employees of the Company receive an annual retainer of $12,500, a $2,000 annual retainer for each membership on any of the Audit and Finance Committee, the Compensation and Human Resources Committee and the Nominating Committee, a $1,000 annual retainer for membership on the Executive Committee, $1,000 for each Board meeting attended and $750 for each Executive Committee meeting attended provided that, in the case of Executive Committee meetings, such meetings either require substantial preparation or last two hours or more. In addition, the chairman of the Audit and Finance Committee and the chairman of the Compensation and Human Resources Committee are each paid an additional $1,500 for their service in such capacities. All retainers are paid on a prorated bi-monthly basis. Directors generally do not receive compensation for their participation in telephone meetings or for attendance at other committee meetings. Under the 1996 Equity Compensation Plan, non-employee directors are eligible to receive stock options and, unless the Stock Option Committee determines otherwise (which has not been the case in the past), on the date of each annual meeting of shareholders of the Company, each non-employee director receives an annual stock option grant to purchase 1,000 shares of Common Stock with an option price per share equal to the fair market value of a share of Common Stock on that date. Such options are fully vested on the date of grant and have a ten-year term.

SHARE OWNERSHIP GUIDELINE

         Each non-employee director is required to own shares of Company Common Stock with a value, at the greater of cost or market, equal to four times the current $12,500 annual retainer, or $50,000. As for any newly-elected director, this requirement will be phased in over a period of time to be determined by the Board.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

         Article Ninth of the Restated Certificate of Incorporation of the Company provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                             EXECUTIVE COMPENSATION

COMPENSATION

         The following table sets forth certain information with respect to compensation earned during fiscal years 1998, 1997 and 1996 by the Company's chief executive officer and the Company's other executive officers whose salary and bonus from the Company or any subsidiary exceeded $100,000 in fiscal year 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term Compensation
                                                                                                   Awards
                                                                                           ----------------------
                                                     Annual Compensation                   Number of
                                                ----------------------------------------   Shares of    Number of
                                                                                           Restricted   Stock
        Name and                                                          Other Annual        Stock     Options        All Other
    Principal Position                  Year    Salary       Bonus       Compensation(2)    Granted     Granted     Compensation (1)
    ------------------                  ----    ------       -----       ---------------   ----------   ---------   ----------------
Edward B. Cloues, II (3)............    1998   $380,000     $285,000      $ 15,371(4)       7,500           -0-        $ 22,234
  Chief Executive Officer and
  Chairman of the Board of Directors

Robert L. Weinberg .................    1998   $170,000     $ 45,000      $  2,364(4)         -0-         5,000        $ 25,346
  Senior Executive Vice President,      1997    160,500       58,833         1,577(4)         -0-           -0-          21,957
   Chief Financial Officer              1996    150,000       37,500         1,010(4)         -0-           -0-          19,049
   and Treasurer

Kevin C. Bowen .....................    1998   $150,000     $ 75,000      $    342(4)         -0-        30,000        $ 17,126
  President and Chief Executive         1997    137,825       50,521           342(4)         -0-           -0-          16,473
   Officer of K-Tron                    1996    128,800       32,200           201(4)         -0-           -0-          13,023
   America, Inc.

Lukas Guenthardt ...................    1998   $147,460(5)  $ 75,000      $    255(4)         -0-        30,000        $ 21,346
  Senior Vice President - Strategic     1997    127,209(5)    50,521           -0-            -0-           -0-          16,314
   Planning, Product Development        1996    139,760(5)    34,940           -0-            -0-           -0-          19,165
  and Marketing

---------------
(1) The amounts disclosed in this column include:

     (a) Company and subsidiary contributions under the thrift portion of Company's 401(k) Profit-Sharing and Thrift Plan on behalf of the following Named Executive Officers: For fiscal year 1998 - Mr. Weinberg $10,560, Mr. Bowen $10,560 and Mr. Guenthardt $2,475. For fiscal year 1997 - Mr. Weinberg $9,500 and Mr. Bowen $9,500. For fiscal year 1996 - Mr. Weinberg $9,000 and Mr. Bowen $7,709. No contributions were made under the profit-sharing portion of the plan in any of these years.

     (b) Company and subsidiary payments for supplemental health insurance on behalf of the following Named Executive Officers: For fiscal year 1998 - Mr. Cloues $3,141, Mr. Weinberg $5,923 and Mr. Bowen $5,025. For fiscal year 1997 - Mr. Weinberg $3,594 and Mr. Bowen $5,432. For fiscal year 1996
     - Mr. Weinberg $2,446 and Mr. Bowen $4,906.

     (c) Company and subsidiary payments of premiums for additional group term life insurance on behalf of the following Named Executive Officers: For fiscal year 1998 - Mr. Cloues $1,152, Mr. Weinberg $3,510, Mr.

     Bowen $696 and Mr. Guenthardt $408. For fiscal year 1997 - Mr. Weinberg $3,510 and Mr. Bowen $696. For fiscal year 1996 - Mr. Weinberg $2,250 and Mr. Bowen $408.

     (d) Company and subsidiary payments of premiums for additional life insurance on behalf of the following Named Executive Officers: For fiscal year 1998 - Mr. Cloues $2,612, Mr. Weinberg $2,168 and Mr. Bowen $845. For fiscal year 1997 - Mr. Weinberg $2,168 and Mr. Bowen $845. For fiscal year 1996 - Mr. Weinberg $2,168.

     (e) Company payments of premiums for additional disability insurance on behalf of the following Named Executive Officers: For fiscal year 1998 - Mr. Cloues $15,329 and Mr. Weinberg $3,185. For fiscal years 1997 and 1996
     - Mr. Weinberg $3,185 in each year.

     (f) Subsidiary contributions in U.S. dollars (based on the average $/Sfr. exchange rates of $.692 for 1998 and $.689 for 1997) to the Swiss pension plan on behalf of Mr. Guenthardt for fiscal years 1998 and 1997: $18,463 and $16,314, respectively.

(2) In fiscal years 1998, 1997 and 1996, no Named Executive Officer received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such Named Executive Officer's salary and bonus.

(3) On January 5, 1998, Mr. Cloues joined the Company as its Chief Executive Officer; therefore, his compensation for fiscal years 1997 and 1996 is not required to be disclosed.

(4) Represents amounts reimbursed to certain of the Named Executive Officers for estimated income taxes incurred with respect to additional life and disability insurance purchased on their behalf.

(5) Prior to June 1, 1998, Mr. Guenthardt served as Managing Director and Chief Executive Officer of K-Tron (Switzerland) Ltd., and he relocated to the United States in September 1998 in connection with his new position as Senior Vice President - Strategic Planning, Product Development and Marketing of the Company. Mr. Guenthardt's compensation was paid in Swiss francs through September 1998 and in U.S. dollars thereafter, and all of his 1997 and 1996 salary, bonus and other compensation was paid in Swiss francs. The salary, bonus and other compensation amounts included in the table for Mr. Guenthardt are expressed in U.S. dollars using the average $/Sfr. exchange rates (i) for the portion of 1998 for which he was paid in Swiss francs of $.692, (ii) for 1997 of $.689 and (iii) for 1996 of $.810. Mr. Guenthardt's salary in Swiss francs was Sfr. 211,707 in 1998 (on an annualized basis), Sfr. 184,575 in 1997 and Sfr. 172,500 in 1996.

OPTION GRANTS

         The following table discloses options granted to the Named Executive Officers during the fiscal year ended January 2, 1999.

                                                 OPTION GRANTS IN LAST FISCAL YEAR
                                                         INDIVIDUAL GRANTS
                                 ----------------------------------------------------------------
                                                PERCENT OF                                               POTENTIAL REALIZABLE
                                                  TOTAL                                                    VALUE AT ASSUMED
                                  NUMBER OF    OPTIONS/SARs                                                ANNUAL RATES OF
                                  SECURITIES    GRANTED TO                                                   STOCK PRICE
                                  UNDERLYING   EMPLOYEES IN          EXERCISE                              APPRECIATION FOR
                                 OPTION/SARs   FISCAL YEAR         OR BASE PRICE      EXPIRATION             OPTION TERM
NAME                               GRANTED       1998(1)           PER SHARE(2)          DATE            5%              10%
----                             -----------   ------------        -------------      -----------        --              ---
Edward B. Cloues, II .....          --               --                   --                --                --             --
Robert L. Weinberg .......       5,000              5.1%             $16.375(3)        2/17/08          $ 51,425       $130,475
Kevin C. Bowen ...........       5,000              5.1%              16.375(3)        2/17/08            51,425        130,475
                                25,000             25.3%               19.00(4)        7/16/08           298,750        757,000
Lukas Guenthardt .........       5,000              5.1%              16.375(3)        2/17/08            51,425        130,475
                                25,000             25.3%               19.00(4)        7/16/08           298,750        757,000

----------------
(1) During fiscal year 1998, options to purchase 99,000 shares of Common Stock were granted to 28 employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) Options become exercisable in three equal installments commencing on the first anniversary of the date of grant.

(4) Options become exercisable in five equal installments commencing on the fifth anniversary of the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information regarding the number and value of stock options held at January 2, 1999 by the Named Executive Officers.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                                                        OPTIONS AT                     IN-THE-MONEY OPTIONS AT
                                SHARES                                JANUARY 2, 1999                     JANUARY 2, 1999(1)
                               ACQUIRED           VALUE        -------------------------------      -------------------------------
NAME                         ON EXERCISE        REALIZED       EXERCISABLE       UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                         -----------        --------       -----------       -------------      -----------       -------------
Edward B. Cloues, II ....           --                --            35,714            64,286          $160,713          $289,287
Robert L. Weinberg ......        8,000          $ 41,500            14,000            13,000           128,562            88,937
Kevin C. Bowen ..........          500             3,500            10,750            33,250           106,937            50,437
Lukas Guenthardt ........           --                --             7,500            35,500            72,812            71,437

----------------

(1) Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1998 ($18.50 per share), net of the option exercise price.

CERTAIN EMPLOYMENT AGREEMENTS

         Messrs. Weinberg, Bowen and Guenthardt were employed by the Company or a subsidiary during fiscal year 1998 under employment agreements with the Company (the "Employment Agreements"). Under these Employment Agreements, Messrs. Weinberg, Bowen and Guenthardt are entitled to receive a base salary, which may be increased from time to time, and such additional compensation and bonus payments as may be awarded to them. During fiscal year 1998, the annual base salaries for Messrs. Weinberg, Bowen and Guenthardt were $170,000, $150,000 and $150,000, respectively. (Mr. Guenthardt's base salary was converted into Swiss francs at the $/Sfr. exchange rate in effect at the beginning of fiscal year 1998 and was paid in Swiss francs through September 30, 1998, after which it was paid in U.S. dollars.) As of the beginning of fiscal year 1999, Messrs. Bowen's and Guenthardt's annual base salaries were increased to $165,000 each. The Company's obligation to pay such base salaries is subject to its right to reduce them in the event reductions are generally being made for other officers of the Company or its subsidiaries holding comparable positions.

         Each of the Employment Agreements provides that either the Company or the employee may terminate the employment term thereunder upon not less than one year's prior notice. Such employment terms are also subject to termination by reason of the employee's death or disability or by the Board of Directors at any time for "cause" as specified in the Employment Agreements. In addition, the Company has the right to terminate any of Messrs. Weinberg, Bowen or Guenthardt at any time without cause by paying him a lump sum amount equal to 100% of his then-annual base salary or, if the previously described one-year notice of termination has already been given by the Company to him, the portion thereof relating to the balance of the employment term.

         Mr. Cloues was employed by the Company during fiscal year 1998 under an employment agreement with the Company pursuant to which he served as the Company's Chairman of the Board of Directors and Chief Executive Officer. During fiscal year 1998, Mr. Cloues received a base salary of $380,000, a bonus of $285,000 and a restricted stock grant for 7,500 shares of Common Stock (which restrictions lapsed on January 5, 1999). In addition, on January 5, 1999, Mr. Cloues received a stock grant for 12,500 shares of Common Stock, of which 2,500 shares were unrestricted and 10,000 shares were restricted, with the restriction to lapse on January 5, 2000 provided that Mr. Cloues is still employed by the Company on that date. The foregoing stock grants were made in accordance with Mr. Cloues' employment agreement. As of the beginning of fiscal year 1999, Mr. Cloues' annual base salary was increased to $400,000.

         Mr. Cloues' employment agreement provides that he can terminate the agreement upon not less than 90 days prior notice. The agreement also provides that the Company may terminate the employment term thereunder without cause effective at any time after January 8, 2001, but the Company must provide Mr. Cloues with not less than two years prior notice of such termination. At Mr. Cloues' election, he may then terminate the employment term ("Termination Event One"). After January 8, 2001, the Company may terminate the employment term without cause upon not less than 30 days prior written notice ("Termination Event Two"). Upon the occurrence of Termination Event One or Two, Mr. Cloues would be entitled to a lump sum payment equal to 200% of his then-annual base salary. Mr. Cloues' employment term is also subject to termination by reason of his death or disability or by the Board of Directors at any time for "cause" as specified in his employment agreement.

         Mr. Cloues' employment agreement also includes provisions relating to a termination of employment upon a "change of control" (as specified in his employment agreement). Mr. Cloues' employment agreement applies to a termination of employment upon or within one year after a "change in control" which, if such termination was initiated by the Company or any successor thereto, was for any reason other than death, disability or "cause" or which, if such termination was initiated by Mr. Cloues, was at his sole discretion without regard to reason. In the event of the termination of employment of Mr. Cloues upon a "change of control," his employment agreement provides that, subject to certain limitations, the Company would pay him (i) an amount equal to three times his annual base salary in effect either immediately prior to the termination of employment or immediately prior to the "change of control," whichever is higher and (ii) unless Mr. Cloues notifies the Company in writing that he intends to retain his options, an amount equal to the spread (the excess of market value over exercise price) on any stock options then held by him, whether or not such options were exercisable at the date of termination.


         NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                           REPORT OF THE COMPENSATION
                          AND HUMAN RESOURCES COMMITTEE

         As members of the Compensation and Human Resources Committee (the "Compensation Committee"), it is our duty to review the compensation paid to the Named Executive Officers, to recommend to the Board the annual base salary of the Company's Chief Executive Officer, to approve the annual base salaries of the other Named Executive Officers and of all other officers of the Company and to approve all bonuses and other material compensation granted to such persons. In addition, we also constitute the committee (the "Stock Option Committee") which administers the Company's 1996 Equity Compensation Plan and thus are responsible for the granting of stock options, stock appreciation rights and restricted stock to officers and employees of the Company. These duties and the other responsibilities of the Compensation Committee are more fully described on page 5 of this Proxy Statement under the caption "Matters Concerning Directors - Committees and Meetings." In fulfilling these duties and responsibilities, it is the Compensation Committee's goal to have a policy that will enable the Company to attract, retain and reward senior officers who contribute to both its short-term and long-term success. The members of the Compensation Committee are all non-employee, independent directors.

         The Company's compensation policy for senior officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all employees of the Company. The Company seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside the Company and at other similar companies.

         For fiscal year 1998, the Compensation Committee recommended and the Board approved an incentive compensation program consisting of two parts, one involving cash payments and the other the grant of stock options. Under this program, no incentive compensation was earned until the Company's pre-tax budget for 1998 was met; the incentive compensation pool was then filled until it equaled 20% of pre-tax, pre-incentive compensation income. Thereafter, the incentive compensation pool continued to increase by an amount equal to 20% of all additional pre-tax, pre-incentive compensation income. The total incentive compensation pool was then split approximately 50/50 between an identified group of managers and all other employees, with specific awards dependent on both overall corporate and local performance. All incentive compensation awards were paid in cash, and, except for the Chief Executive Officer's award, each Named Executive Officer's award was based on the Chief Executive Officer's recommendation to the Compensation Committee. This recommendation was based on the Chief Executive Officer's subjective judgment but took into account a number of factors, including the performance of the unit for which such officer was responsible, overall corporate results, teamwork, growth strategy implementation and any special accomplishments of the individual in question. The amount of the incentive compensation award to the Chief Executive Officer during fiscal year 1998 was determined by the Compensation Committee as described in the next paragraph. With respect to stock options, up to 50,000 were eligible to be granted under the program as a result of the Company achieving its objective of 15% earnings per share growth in fiscal year 1998. In the beginning of fiscal year 1999, the members of the Compensation Committee, acting as the Stock Option Committee, approved grants of non-qualified options to purchase 46,000 shares of Common Stock, and all such grants were at market price on the grant date, vest over four years from that date and have a life of ten years.

         Since the Company achieved its fiscal year 1998 pre-tax budget, bonuses were paid under the program, including a $285,000 bonus to Edward B. Cloues, II, the Company's Chief Executive Officer. Mr. Cloues' bonus was determined by the Compensation Committee and reflected the Compensation Committee's recognition of the key role played by Mr. Cloues during fiscal year 1998, including the Company's achievement of record financial results as well as of certain key non-financial objectives such as the centralization of its research and development efforts. The awards made to the other three Named Executive Officers of the Company were recommended by Mr. Cloues on the basis described in the immediately preceding paragraph and approved by the Compensation Committee, and they equaled $45,000 for Mr. Weinberg and $75,000 for each of Messrs. Bowen and Guenthardt. None of these four Named Executive Officers received option grants under the Company's 1998 incentive compensation program; however, as described below, on July 16, 1998 each of Messrs. Bowen and Guenthardt was awarded an incentive stock option to purchase 25,000 shares of Common Stock at an exercise price of $19.00 per share.

         For fiscal year 1999, the Compensation Committee has recommended and the Board has approved an incentive compensation program that is substantially similar to last year's program with respect to cash payments but does not provide for the grant of stock options. It is expected that future stock options will be granted by the Stock Option Committee on a case-by-case basis, as and when deemed appropriate.

         As with respect to bonuses, the decisions of the Compensation Committee regarding salaries are subjective and not based on any list of specific criteria. The Company's Chief Executive Officer, Edward B. Cloues, II, had a 1998 base salary of $380,000 as required by his employment agreement with the Company. With respect to the Company's other executive officers, their annual base salaries during fiscal year 1998 were as follows: Mr. Weinberg, $170,000; Mr. Bowen, $150,000; and Mr. Guenthardt, $150,000. Effective at the beginning of fiscal year 1999, Mr. Cloues' annual base salary was increased to $400,000, and the annual base salaries for Messrs. Bowen and Guenthardt were increased to $165,000 each. Mr. Weinberg's base salary was left unchanged. The Committee accepted the Chief Executive Officer's salary recommendations for Messrs.
Bowen, Guenthardt and

Weinberg, which were based on many of the factors described above with respect to incentive compensation awards. The same was also true of the factors which the Committee took into account in determining the Chief Executive Officer's 1999 salary.

         As stated above, the members of the Compensation Committee also serve as the members of the Stock Option Committee which administers the 1996 Equity Compensation Plan providing for grants of stock options, stock appreciation rights and restricted stock. The purpose of stock option grants is to provide an additional incentive to key employees to work to maximize shareholder value, and vesting periods may be utilized to encourage such employees to remain with the Company. Stock option grants are entirely at the discretion of the Stock Option Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant. In the beginning of fiscal year 1998, non-qualified stock options for an aggregate of 49,000 shares were granted pursuant to the Company's 1997 incentive compensation program, and non-qualified stock options for an aggregate of 46,000 shares were granted in the beginning of fiscal year 1999 pursuant to the Company's 1998 incentive compensation program described above. Further, pursuant to Mr. Cloues' employment agreement, he received on October 7, 1998 a restricted stock grant for 7,500 shares of Common Stock under the 1996 Equity Compensation Plan, with the restriction lapsing on January 5, 1999, and he also received on January 5, 1999 a stock grant for 12,500 shares of Common Stock under the 1996 Equity Compensation Plan, of which 2,500 shares were unrestricted and 10,000 shares were restricted, with the restriction to lapse on January 5, 2000 provided that Mr. Cloues is still employed by the Company on that date. In addition, in order to provide Messrs. Bowen and Guenthardt with long term, company performance-related compensation, the Stock Option Committee in July 1998 granted to each of them under the 1996 Equity Compensation Plan, incentive stock options to purchase 25,000 shares of Common Stock that vest in five equal installments commencing on the fifth anniversary of the date of grant. All stock option grants were at market price on the date of grant.

         In summary, we believe that the combination of salary, bonus, stock options and awards and other compensation received by each of the Named Executive Officers for fiscal year 1998 was reasonable in view of their past and anticipated future contributions to the Company.

         Payments during 1998 to the Company's executives as discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention that as a general rule compensation should not be limited as to its deductibility under Section 162(m).

                                      COMPENSATION AND HUMAN RESOURCES COMMITTEE

                                                   Norman Cohen, Chairman
                                                       Richard J. Pinola
                                                        Jean Head Sisco
March 12, 1999

                                PERFORMANCE GRAPH

         The following line graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Factory Equipment Industry Group, which is described more fully below (the "Factory Equipment Group"). The graph assumes that $100 was invested at the end of fiscal year 1993 in the Company's Common Stock, the S&P 500 and the Factory Equipment Group. Dividend reinvestment has been assumed and, with respect to companies in the Factory Equipment Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization.








                               [PERFORMANCE GRAPH]


                             1993    1994    1995     1996     1997     1998
                             ----    ----    ----     ----     ----     ----
K-Tron International, Inc.    100   104.88   60.98   100.00   168.29   180.49
S&P 500 Index                 100   101.32  139.40   171.41   228.59   293.92
Factory Equipment Group       100    99.01  130.57   134.14   149.63   128.34




         The Factory Equipment Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Factory Equipment Group is considered a "peer index," and the identity of the issuers used in the index is as follows:
American Vanguard Corp., Baldwin Technology Inc. Class A, Bethlehem Corporation, Binks Sames Corp., Bridgeport Machines Inc., Brown & Sharpe Manufacturing Co. Class A, Chicago Rivet & Machine Co., Devlieg-Bullard Inc., Farrel Corporation, Flow International Corp., Gardner Denver, Inc., Gleason Corporation, Gorman-Rupp Company, Hirsch International Corp. Class A, Hurco Companies Inc., Innovex Inc., Inotek Technologies Corp., Interlake Corp., Invivo Corporation, K-Tron International, Inc., Katy Industries, Inc., Key Technology Inc., Kulicke & Soffa Industries, Inc., Lynch Corporation, McClain Industries, Inc., Middleby Corporation, Milacron Inc., Monarch Machine Tool Co., Moore Products Co., Paul Mueller Company, Nordson Corporation, Oilgear Company, Orbotech Ltd., Princeton Media Group Inc., Quipp, Inc., Regal-Beloit Corp, Riviera Tool Company, Secom General Corporation, Selas Corporation of America, SI Handling Systems, Inc., Sonics & Materials, Inc., Speizman Industries Inc., L.S. Starrett Company, Summa Industries, Taylor Devices, Inc., Thermo Fibertek Inc., Thermo Terratech, Inc., Twin Disc Incorporated, Unit Instruments Inc.(CA), Utilx Corporation and Valmet Oy Ads.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1994. It is management's expectation that Arthur Andersen LLP will continue in such capacity for the current year, but this matter has not yet been considered by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.


                  SHAREHOLDER PROPOSALS -- 2000 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have presented at the 2000 annual meeting of shareholders (which is expected to be held on or about May 5, 2000) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in the Company's proxy statement and related proxy card if it is received by the Company no later than November 27, 1999.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, file reports of ownership of Company securities and changes in ownership of Company's securities with the Securities and Exchange Commission. The Company believes that all filings required to be made during fiscal year 1998 were made on a timely basis.


                                  OTHER MATTERS

         The Board of Directors of the Company does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their judgment.

                                            By Order of the Board of Directors,


                                            Mary E. Vaccara
                                            Secretary
March 26, 1999

                        K-TRON INTERNATIONAL, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints LEO C. BEEBE and EDWARD B. CLOUES, II, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") to be held at the Company's principal executive offices at Routes 55 and 553, Pitman, New Jersey, on May 7, 1999, at 10:00 a.m., local time, and any postponements or adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated below.

  PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE
                               ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                          FOR         WITHHELD
1. Election of                                    NOMINEE: Robert A. Engel
   Director               [ ]           [ ]
   Class II



2. In their discretion, the Proxy Agents are authorized to vote upon such other business that may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE NOMINEE FOR ELECTION AS THE CLASS II DIRECTOR. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY OR ITS EXECUTIVE COMMITTEE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE RELATED PROXY STATEMENT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.


Signature(s) __________________________________________________ DATE _____, 1999

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.